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                               BORDERS GROUP, INC.
                                  EXHIBIT 99.1

          CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995--"SAFE HARBOR" FOR FORWARD-LOOKING STATEMENTS


This report and other written reports and oral statements made from time to time by Borders Group, Inc. (the "Company") may contain so-called "forward-looking" statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by the use of words such as "expects," "seeing," "anticipates," "plans," "agenda," "will," "estimates," "believes," "may," "indicates," "forecasts," "focusing," "guidance," "outlook," "projects," "initiatives," "strives," "seeks," "goals," "assumes", "looks," "should," "supports," "comfortable with," "confident," and other words of similar meaning. One also can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company's growth strategy, future financial performance (including sales and earnings projections), shareholder value, share repurchases, strategic alternatives, potential alliances or the anticipated benefits therefrom, marketing and expansion plans, retail convergence initiatives, such as Title Sleuth and related capabilities, and the impact of growth initiatives. One must carefully consider any such statement and should understand that many factors could cause actual results to differ materially from the Company's forward-looking statements. These factors include inaccurate assumptions and a broad variety of risks and uncertainties, including some that are known and some that are not. Although it is not possible to predict or identify all such factors, they may include the following:

         - consumer demand for the Company's products, particularly during the holiday season, which is believed to be related to a number of factors, including general economic conditions and overall consumer spending patterns, weather conditions and, with respect to the mall business, overall mall traffic;

         - an unexpected increase in competition, including Internet competition and competition resulting from electronic or other alternative methods of delivery of books, music, videos and other products to consumers, or unanticipated margin or other disadvantages relative to our competitors;

         - the continued availability of adequate capital to fund the Company's operations, including (i) the Company's ability to replace on satisfactory terms its current revolving credit facility, which expires in October, 2002, and (ii) the availability of satisfactory financing for Borders superstores, including permanent financing for properties that have been temporarily financed through the Company's lease financing facility;

         - the timing and amount of insurance recoveries relating to the former Borders store at the World Trade Center;

         - higher than anticipated interest, occupancy, labor, distribution and inventory shrinkage costs;

         -        energy shortages or higher than anticipated energy costs;

         -        unanticipated adverse litigation expenses or results;


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         -        unanticipated work stoppages;

         - higher than anticipated costs associated with the closing of underperforming stores;

         - unanticipated increases in the cost of the merchandise sold by the Company;

         - the performance of the Company's strategic initiatives, including the Internet and international expansion;

         - the stability and capacity of the Company's information systems;

         - unanticipated costs or problems relating to the informational technology systems required for the operations of the Company;

         -        changes in foreign currency exchange rates; and

         - the continued ability of the Company to locate and develop suitable sites for its superstore expansion and kiosk programs.

The Company does not undertake any obligation to update forward-looking statements.